Exhibit 5.1

April 28, 2011

Chaparral Energy, Inc.

Attn: Robert W. Kelly II

701 Cedar Lake Boulevard

Oklahoma City, Oklahoma 73114

Ladies and Gentlemen:

We have acted as counsel for Chaparral Energy, Inc., a Delaware corporation (the “Company”) and certain of the Company’s subsidiaries with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Company and the Guarantors (defined below) under the Securities Act of 1933, as amended (the “Securities Act”) of (i) the offer and exchange by the Company (the “Exchange Offer”) of $300,000,000 aggregate principal amount of its 9.875% Senior Notes due 2020 (the “Initial Notes”), for a new series of notes bearing substantially identical terms and in like principal amount (the “Exchange Notes”) and (ii) the guarantees (the “Guarantees”) of certain subsidiaries of the Company listed in the Registration Statement as guarantors (the “Guarantors”) of the Initial Notes and the Exchange Notes. The Initial Notes were issued, and we have been assured by management of the Company that the Exchange Notes will be issued, under an Indenture dated as of September 16, 2010 among the Company, the Guarantors and Wells Fargo Bank, National Association, as Trustee (the “Indenture”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture and (iii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based on the foregoing, we are of the opinion that when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, (i) such Exchange Notes will be legally issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, and (ii) the Guarantees of the Guarantors remain valid and binding obligations of such entities, enforceable against each such Guarantor in accordance with their terms, except in each case as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors’ rights generally and general principles of equity.

We hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement. We also consent to the reference to this firm appearing under the caption “Legal matters” and elsewhere in the prospectus which is part of the Registration Statement.

Yours very truly,

/s/ McAfee & Taft A Professional Corporation

OKLAHOMA CITY	• TULSA